Exhibit 3.1

THE COMPANIES LAW (2004 REVISION)

COMPANY LIMITED BY SHARES

MEMORANDUM & ARTICLES

OF

ASSOCIATION

OF

MELCO PBL HOLDINGS LIMITED

(Amended and Restated by Special Resolution dated 8 March 2005)

TABLE OF CONTENTS

Memorandum Of Association

The Name Of The Company	1
The Registered Office Of The Company	1
The Objects For Which The Company Is Established	1
The Liability Of The Members	1
The Capital Of The Company	1

Articles Of Association

Table A	1
Interpretation	1
Preliminary	6
Shares	6
Rights Of Class A And Class B Shares	6
Variation Of Rights Attaching To Shares	6
Certificates	7
Fractional Shares	7
Lien	7
Calls On Shares	8
Forfeiture Of Shares	8
Disposal Of Shares	9
Event Of Default	11
Transmission Of Shares	13
Alteration Of Capital	13
Redemption And Purchase Of Own Shares	14
General Meetings	14
Notice Of General Meetings	15
Proceedings At General Meetings	15
Votes Of Members	16
Corporations Acting By Representatives At Meetings	17
Directors	17
Alternate Director	18
Powers And Duties Of Directors	18
Borrowing Powers Of Directors	19
The Seal	19
Removal Of Directors	19
Proceedings Of Directors	20
Notice From A Regulatory Authority	25
Conflict Of Interest	26
Dividends	26
Accounts And Audit	27
Capitalisation Of Profits	28
Share Premium Account	29
Notices	29
Indemnity	30
Non-Recognition Of Trusts	30
Winding Up	30
Amendment Of Articles Of Association	30
Registration By Way Of Continuation	31

i

THE COMPANIES LAW (2004 REVISION)

COMPANY LIMITED BY SHARES

MEMORANDUM OF ASSOCIATION

OF

MELCO PBL HOLDINGS LIMITED

(Amended and Restated by Special Resolution dated 8 March 2005)

1.	The name of the Company is MELCO PBL HOLDINGS LIMITED.

2.	The Registered Office of the Company will be situated at the offices of Walkers SPV Limited, Walker House, Mary Street, PO Box 908GT, George Town, Grand Cayman, Cayman Islands or at such other location as the Directors may from time to time determine.

3.	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by any law as provided by Section 7(4) of the Companies Law (2004 Revision).

4.	The Company shall have and be capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit as provided by Section 27(2) of the Companies Law (2004 Revision).

5.	Nothing in the preceding sections shall be deemed to permit the Company to carry on the business of a Bank or Trust Company without being licensed in that behalf under the provisions of the Banks & Trust Companies Law (2003 Revision), or to carry on Insurance Business from within the Cayman Islands or the business of an Insurance Manager, Agent, Sub-agent or Broker without being licensed in that behalf under the provisions of the Insurance Law (2004 Revision), or to carry on the business of Company Management without being licensed in that behalf under the provisions of the Companies Management Law (2003 Revision).

6.	The Company will not trade in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the Company carried on outside the Cayman Islands; provided that nothing in this section shall be construed as to prevent the Company effecting and concluding contracts in the Cayman Islands, and exercising in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands.

7.	The liability of the members is limited to the amount, if any, unpaid on the shares respectively held by them.

8.	The capital of the Company is US$50,000.00 divided into 2,500,000 Class A Shares of a nominal or par value of US$0.01 each and 2,500,000 Class B Shares of a nominal or par value of US$0.01 each provided always that subject to the provisions of the Companies Law (2004 Revision) and the Articles of Association the Company shall have power to redeem or purchase any of its shares and to sub-divide or consolidate the said shares or any of them and to issue all or any part of its capital whether original, redeemed, increased or reduced with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions whatsoever and so that unless the conditions of issue shall otherwise expressly provide every issue of shares whether stated to be Ordinary, Preference or otherwise shall be subject to the powers on the part of the Company hereinbefore provided.

9.	The Company may exercise the power contained in Section 226 of the Companies Law (2004 Revision) to deregister in the Cayman Islands and be registered by way of continuation in some other jurisdiction.

2

THE COMPANIES LAW (2004 REVISION)

COMPANY LIMITED BY SHARES

ARTICLES OF ASSOCIATION

OF

MELCO PBL HOLDINGS LIMITED

(Amended and Restated by Special Resolution dated 8 March 2005)

TABLE A

The Regulations contained or incorporated in Table ‘A’ in the First Schedule of the Companies Law (2004 Revision) shall not apply to this Company and the following Articles shall comprise the Articles of Association of the Company:

INTERPRETATION

1.	In these Articles:

“Acceptance Period” means the period of 15 Business Days after receipt of a Notice of Sale;

“Accepting Member” means a Member who has offered to acquire any Sale Shares under Article 37;

“Accounting Standards” means generally accepted and consistently applied principles and practices in Hong Kong;

“Affiliate” means:

(a)	in respect of the Class A Member, Melco and any Person which is directly or indirectly Controlled by Melco;

(b)	in respect of the Class B Member, PBL and any Person which is directly or indirectly Controlled by PBL; and

(c)	in respect of any other Person, any further Person which is directly or indirectly Controlled by such Person;

“Alternate” means an alternate appointed in accordance with Article 111 and “Alternates” shall be construed accordingly;

“Auditor” means the auditor of the Company from time to time;

“Board Meeting” means a meeting of the Board;

“Budget” means, in respect of the Company, the budget for carrying on the business of the Company during a Financial Year;

“Business” means the business of Mocha Slots and Melco as defined in recital B of the Shareholders’ Deed;

“Business Day” means a day on which banks are open for business in Hong Kong, excluding a Saturday, Sunday or public holiday;

“Business Plan” means, in respect of the Company, a detailed business plan for carrying on the business of the Company during a Financial Year;

“Chief Executive Officer” means the chief executive officer of the Company from time to time;

“Chief Financial Officer” means the chief financial officer of the Company from time to time;

“Class A Director” means a Director appointed by the Class A Member;

“Class A Member” means a holder of Class A Shares from time to time;

“Class A Shares” means those shares designated in the capital of the Company as such;

“Class B Director” means a Director appointed by the Class B Member;

“Class B Member” means a holder of Class B Shares from time to time;

“Class B Shares” means those shares designated in the capital of the Company as such;

“Commencement Date” means 8 March 2005;

“Companies Law” means the Companies Law (2004 Revision) of the Cayman Islands;

“Control” (including the terms “controlled by” and “under common control with”) means, in relation to any Person, the ability of any other Person or group of Persons, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether through the ownership of more than 50% of the outstanding Voting Securities of such Person, as trustee or executor, by contract or credit arrangement or otherwise;

“Default Notice” shall have the meaning given to such term in Article 53;

“Defaulting Member” means a Member who is in default under clause 13.1 of the Shareholders’ Deed;

“Definitive Document” shall have the meaning given to such term in the Shareholders’ Deed;

“Directors”, “Board” and “Board of Directors” means the Directors of the Company for the time being, or as the case may be, the Directors assembled as a Board or as a committee thereof;

“Dispose” includes to sell, transfer, create a trust, grant any option or alienate the right to exercise the vote attached to a Share or otherwise deal with the beneficial interest in a Share or any asset (including a distribution in specie by way of trust) or agree to do any such things, and “Disposal” shall be construed accordingly;

“Event of Default” shall have the meaning given to such term in the Shareholders Deed;

“Fair Market Value” means the value determined for the purposes of clause 13 of the Shareholders’ Deed;

“Financial Year” means:

(a)	the period from the Commencement Date to 30 June 2005 (the “Initial Financial Year”); and

(b)	the period consisting of each 12 month period during which the Company subsists following the Initial Financial Year;

“Government Agency” means a government or governmental, semi-governmental, administrative, fiscal or judicial body, department, commission, authority, tribunal, agency or entity whether foreign, federal, state, territorial or local;

“Group” shall have the meaning given to such term in the Shareholders’ Deed;

“Immediately Available Funds” means cash, bank cheque or electronic transfer;

“Independent Expert” means an independent accounting firm of international standing;

“Macau S.A.R.” means the Macau Special Administrative Region of The People’s Republic of China;

“Melco” means Melco International Development Limited a company incorporated under the laws of Hong Kong of 38th Floor, The Centrium, 60 Wyndham Street, Central, Hong Kong;

“Melco Group Company” means Melco and any entity controlled by Melco;

“MelcoSub” means Melco Leisure and Entertainment Group Limited an international business company incorporated under the laws of the British Virgin Islands of PO Box 3136, Road Town, Tortola, British Virgin Islands;

“Member” means a person whose name is entered in the Register of Members and includes each subscriber to the Memorandum of Association pending the issue to him of the subscriber share or shares;

“Memorandum of Association” means the Memorandum of Association of the Company, as amended and re-stated from time to time;

“Non-Defaulting Member” means a Member who has served a Default Notice;

“Notice of Sale” means a notice of sale of Shares given in accordance with, and complying with the provisions of, Article 36;

“Ordinary Resolution” means a resolution:

(a)	passed by a simple majority of such Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company and where a poll is taken regard shall be had in computing a majority to the number of votes to which each Member is entitled; or

(b)	approved in writing by all of the Members entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Members and the effective date of the resolution so adopted shall be the date on which the instrument, or the last of such instruments if more than one, is executed;

“Other Member” means, in relation to a Notice of Sale, the Member other than the Member which has issued that Notice of Sale;

“paid up” means paid up as to the par value and any premium payable in respect of the issue of any shares and includes credited as paid up;

“PBL” means Publishing and Broadcasting Limited (ACN 009 071 167) a company incorporated under the laws of Western Australia of Level 2, 54 Park Street, Sydney NSW 2000;

“PBL Group Company” means PBL and any entity controlled by PBL;

“PBLSub” means PBL Asia Investments Limited an exempted company incorporated under the laws of the Cayman Islands of P O Box 908GT, Walker House, Mary Street, George Town, Grand Cayman, Cayman Islands;

“Permitted Transferee” means a Wholly-Owned Subsidiary of PBLSub or PBL or a Wholly-Owned Subsidiary of MelcoSub or Melco;

“Person” means any general partnership, limited partnership, corporation, limited liability company, joint venture, trust, business trust, governmental agency, co-operative, association, individual or other entity, and the heirs, executors, administrators, legal representatives, successors and assigns of such a person as the context may require;

“Register of Members” means the register to be kept by the Company in accordance with Section 40 of the Companies Law;

“Regulatory Authority” shall have the meaning given to such term in the Shareholders’ Deed;

“Related Party” means, in relation to any Person, any other Person who is a connected person of that Person within the meaning of the Rules Governing the Listing of Securities of The Stock Exchange of Hong Kong Limited and in the case of Melco and its Affiliates includes STDM and SJM and their respective Affiliates;

“Sale Shares” means the Shares a Seller wants to Dispose of, as specified in a Notice of Sale;

“Seal” means the Common Seal of the Company (if adopted) including any facsimile thereof;

“Securities” means shares, units, debentures, convertible notes, options and other equity or debt securities;

“Security Interest” means a right, interest, power or arrangement in relation to an asset which provides security for the payment or satisfaction of a debt, obligation or liability including under a bill of sale, mortgage, charge, lien, pledge, trust, encumbrance, power, deposit, hypothecation or arrangement for retention of title, and includes an agreement to grant or create any of those things;

“Seller” means a Member who serves a Notice of Sale;

“Share” means any share in the capital of the Company, including a fraction of any share;

“Shareholders Deed” means the shareholders deed relating to the Company dated 8 March 2005 as amended from time to time;

“signed” includes a signature or representation of a signature affixed by mechanical means;

“SJM” means Sociedade de Jogos de Macau, S.A., a company incorporated under the laws of Macau and a subsidiary of STDM;

“Special Resolution” means a resolution passed in accordance with Section 60 of the Companies Law, being a resolution:

(a)	unanimously passed by such Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company of which notice specifying the intention to propose the resolution as a Special Resolution has been duly given and where a poll is taken regard shall be had in computing a majority to the number of votes to which each Member is entitled; or

(b)	approved in writing by all of the Members entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Members and the effective date of the Special Resolution so adopted shall be the date on which the instrument or the last of such instruments if more than one, is executed;

“STDM” means Sociedade de Turismoe Diversoes de Macau, S.A.R.L. a company incorporated under the laws of Macau of Avenida de Lisboa, 2nd Floor, New Wing, Hotel Lisboa, Macau S.A.R.;

“Stock Exchange” means the Australian Stock Exchange, the Hong Kong Stock Exchange, the NASDAQ National Market or any other public securities market in any country;

“Subsidiary” has the same meaning as in Section 2 of the Companies Ordinance (Chapter 32 of the laws of Hong Kong);

“Tag Along Period” means the period of 15 Business Days after the expiry of the Acceptance Period;

“Voting Securities” means shares or other interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of the corporation or other legal entity, or the holding of which (or the holding of a specified number or percentage or which) gives rise to rights to appoint directors or members of such a governing body;

“Wholly-Owned Subsidiary” means, in respect of a body corporate, a body corporate:

(a)	in which all shares and all Securities and all rights to subscribe for any shares or Securities are ultimately legally and beneficially owned directly or indirectly by this first body corporate; and

(b)	which is Controlled by that first body corporate.

2.	In these Articles, save where the context requires otherwise:

(a)	words importing the singular number shall include the plural number and vice versa;

(b)	words importing the masculine gender only shall include the feminine gender;

(c)	words importing persons only shall include companies or associations or bodies of persons, whether corporate or not;

(d)	“may” shall be construed as permissive and “shall” shall be construed as imperative;

(e)	references to a “US dollar” or “US dollars” or “US$” is a reference to dollars of the United States; and

(f)	references to a statutory enactment shall include reference to any amendment or re-enactment thereof for the time being in force.

3.	Subject to the last two preceding Articles, any words defined in the Companies Law shall, if not inconsistent with the subject or context, bear the same meaning in these Articles.

PRELIMINARY

4.	The business of the Company may be commenced as soon after incorporation as the Directors see fit.

5.	The registered office of the Company shall be at such address in the Cayman Islands as the Directors shall from time to time determine. The Company may in addition establish and maintain such other offices and places of business and agencies in such places as the Directors may from time to time determine.

SHARES

6.	Subject as otherwise provided in these Articles, all Shares for the time being and from time to time unissued shall be under the control of the Directors, and may be re-designated, allotted or disposed of in such manner, to such persons and on such terms as the Directors in their absolute discretion may think fit.

7.	The Company may insofar as may be permitted by law, pay a commission to any person in consideration of his subscribing or agreeing to subscribe whether absolutely or conditionally for any Shares. Such commissions may be satisfied by the payment of cash or the lodgement of fully or partly paid-up Shares or partly in one way and partly in the other. The Company may also on any issue of Shares pay such brokerage as may be lawful.

RIGHTS OF CLASS A AND CLASS B SHARES

8.	Class A and Class B Shares shall rank pari passu in all respects in terms of dividends, voting and return of capital upon the winding up of the Company save that Class A Shares shall carry the right for the holder thereof to appoint and remove the Class A Directors and the Class B Shares shall carry the right for the holder thereof to appoint and remove the Class B Directors. Both Class A Shares and Class B Shares shall be redeemable by the Company upon (a) written notice to the relevant Member and the agreement of such Member and (b) unanimous resolution of the Board.

VARIATION OF RIGHTS ATTACHING TO SHARES

9.	The rights attaching to any class (unless otherwise provided by the terms of issue of the Shares of that class) may be varied or abrogated with the consent in writing of the holders of two-thirds of the issued Shares of that class, or with the sanction of a resolution passed by at least a two-thirds majority of the holders of Shares of the class present in person or by proxy at a separate general meeting of the holders of the Shares of the class. To every such separate general meeting the provisions of these Articles relating to general meetings of the Company shall mutatis mutandis apply, but so that the necessary quorum shall be at least one person holding or representing by proxy at least one-third of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.

10.	The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied or abrogated by the creation or issue of further Shares ranking pari passu therewith or the redemption or purchase of Shares of any class by the Company.

CERTIFICATES

11.	Every person whose name is entered as a member in the Register of Members shall, without payment, be entitled to a certificate in the form determined by the Directors. Such certificate may be under the Seal. All certificates shall specify the Share or Shares held by that person and the amount paid up thereon, provided that in respect of a Share or Shares held jointly by several persons the Company shall not be bound to issue more than one certificate, and delivery of a certificate for a Share to one of several joint holders shall be sufficient delivery to all. Each share certificate notes that the Shares may only be transferred in accordance with these Articles.

12.	If a share certificate is defaced, lost or destroyed it may be renewed on such terms, if any, as to evidence and indemnity as the Directors think fit.

FRACTIONAL SHARES

13.	The Directors may issue fractions of a Share of any class of Shares, and, if so issued, a fraction of a Share (calculated to three decimal points) shall be subject to and carry the corresponding fraction of liabilities (whether with respect to any unpaid amount thereon, contribution, calls or otherwise), limitations, preferences, privileges, qualifications, restrictions, rights (including, without limitation, voting and participation rights) and other attributes of a whole Share of the same class of Shares.

LIEN

14.	The Company shall have a first priority lien and charge on every partly paid Share for all moneys (whether presently payable or not) called or payable at a fixed time in respect of that Share, and the Company shall also have a first priority lien and charge on all partly paid Shares standing registered in the name of a Member (whether held solely or jointly with another person) for all moneys presently payable by him or his estate to the Company, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The Company’s lien, if any, on a Share shall extend to all distributions payable thereon.

15.	The Company may sell, in such manner as the Directors in their absolute discretion think fit, any Shares on which the Company has a lien, but no sale shall be made unless an amount in respect of which the lien exists is presently payable nor until the expiration of 14 days after a notice in writing, stating and demanding payment of such part of the amount in respect of which the lien exists as is presently payable, has been given to the registered holder for the time being of the Share, or the persons entitled thereto by reason of his death or bankruptcy.

16.	For giving effect to any such sale the Directors may authorise some person to transfer the Shares sold to the purchaser thereof. The purchaser shall be registered as the holder of the Shares comprised in any such transfer and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the proceedings in reference to the sale.

17.	The proceeds of the sale after deduction of expenses, fees and commission incurred by the Company shall be received by the Company and applied in payment of such part of the amount in respect of which the lien exists as is presently payable, and the residue shall (subject to a like lien for sums not presently payable as existed upon the Shares prior to the sale) be paid to the person entitled to the Shares at the date of the sale.

CALLS ON SHARES

18.	The Directors may from time to time make calls upon the Members in respect of any moneys unpaid on their partly paid Shares, and each Member shall (subject to receiving at least 14 days notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on such Shares.

19.	The joint holders of a Share shall be jointly and severally liable to pay calls in respect thereof.

20.	If a sum called in respect of a Share is not paid before or on the day appointed for payment thereof, the person from whom the sum is due shall pay interest upon the sum at the rate of eight per centum per annum from the day appointed for the payment thereof to the time of the actual payment, but the Directors shall be at liberty to waive payment of that interest wholly or in part.

21.	The provisions of these Articles as to the liability of joint holders and as to payment of interest shall apply in the case of non-payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the amount of the Share, or by way of premium, as if the same had become payable by virtue of a call duly made and notified.

22.	The Directors may make arrangements on the issue of partly paid Shares for a difference between the Members, or the particular Shares, in the amount of calls to be paid and in the times of payment.

23.	The Directors may, if they think fit, receive from any Member willing to advance the same all or any part of the moneys uncalled and unpaid upon any partly paid Shares held by him, and upon all or any of the moneys so advanced may (until the same would, but for such advance, become presently payable) pay interest at such rate (not exceeding without the sanction of an Ordinary Resolution, eight per cent. per annum) as may be agreed upon between the Member paying the sum in advance and the Directors.

FORFEITURE OF SHARES

24.	If a Member fails to pay any call or instalment of a call in respect of partly paid Shares on the day appointed for payment, the Directors may, at any time thereafter during such time as any part of such call or instalment remains unpaid, serve a notice on him requiring payment of so much of the call or instalment as is unpaid, together with any interest which may have accrued.

25.	The notice shall name a further day (not earlier than the expiration of 14 days from the date of the notice) on or before which the payment required by the notice is to be made, and shall state that in the event of non-payment at or before the time appointed the Shares in respect of which the call was made will be liable to be forfeited.

26.	If the requirements of any such notice as aforesaid are not complied with, any Share in respect of which the notice has been given may at any time thereafter, before the payment required by notice has been made, be forfeited by a resolution of the Directors to that effect.

27.	A forfeited Share may be sold or otherwise disposed of on such terms and in such manner as the Directors think fit, and at any time before a sale or disposition the forfeiture may be cancelled on such terms as the Directors think fit.

28.	A person whose Shares have been forfeited shall cease to be a Member in respect of the forfeited Shares, but shall, notwithstanding, remain liable to pay to the Company all moneys which at the date of forfeiture were payable by him to the Company in respect of the Shares forfeited, but his liability shall cease if and when the Company receives payment in full of the amount unpaid on the Shares forfeited.

29.	A statutory declaration in writing that the declarant is a Director, and that a Share has been duly forfeited on a date stated in the declaration, shall be conclusive evidence of the facts in the declaration as against all persons claiming to be entitled to the Share.

30.	The Company may receive the consideration, if any, given for a Share on any sale or disposition thereof pursuant to the provisions of these Articles as to forfeiture and may execute a transfer of the Share in favour of the person to whom the Share is sold or disposed of and that person shall be registered as the holder of the Share, and shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Shares be affected by any irregularity or invalidity in the proceedings in reference to the disposition or sale.

31.	The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which by the terms of issue of a Share becomes due and payable, whether on account of the amount of the Share, or by way of premium, as if the same had been payable by virtue of a call duly made and notified.

DISPOSAL OF SHARES

32.	Subject to these Articles, each Member shall:

(a)	not create any Security Interest or agree or offer to create any Security Interest, in its Shares; and

(b)	not Dispose or agree to Dispose of any of its Shares, or do or omit to do any act if the act or omission would have the effect of transferring effective legal or beneficial ownership or control of Shares, except in the manner allowed by these Articles.

33.	A Member may, subject to Article 34, transfer all of its Shares at any time to a Permitted Transferee and the Articles in relation to “Disposal of Shares” shall not apply to such transfer.

34.	If the Permitted Transferee ceases to be a Wholly-Owned Subsidiary of a transferring Member, PBL or Melco (as the case may be) it must transfer the Shares the subject of the transfer under Article 33 to the transferring Member or another of the transferring Member’s Wholly-Owned Subsidiaries within 5 Business Days of the date of the Permitted Transferee ceasing to be a Wholly Owned Subsidiary of a transferring Member, PBL or Melco, as the case may be.

35.	Subject to Articles 33, 34, 53 to 67, 129 and 142, a Member must not Dispose of any of their Shares during the period commencing on the Commencement Date and ending on the date which is 5 years from the Commencement Date.

36.	Subject to Article 35, a Member who wants to Dispose of any Shares (other than in accordance with Articles 33 and 53 to 67, must, before Disposing of those Shares, serve a Notice of Sale on the Other Member (which notice is irrevocable, save with the consent of the Other Member) specifying:

(a)	the number of Sale Shares;

(b)	the sale price per Sale Share in US dollars;

(c)	any other terms of the proposed Disposal; and

(d)	that the Other Member has an option to buy from the Seller that number of Shares, on the terms set out in the Notice of Sale, if that Other Member complies with the terms of these Articles,

and certifying that there are no other terms or collateral benefits that will or may be received by the Member who wants to Dispose of Shares in connection with the Disposal.

37.	At any time within the Acceptance Period, the Other Member may, by giving notice to the Company and the Seller, offer to buy from the Seller on the terms referred to in the Notice of Sale, that number of Sale Shares identified in that notice, which must be all of the Sale Shares, except where the Members otherwise agree.

38.	If the Accepting Member serves notice on the Seller under Article 37:

(a)	the Seller must sell to the Accepting Member the Sale Shares; and

(b)	the Accepting Member must buy the Sale Shares,

on the terms set out in the Notice of Sale served in accordance with Article 36 and free of any Security Interest.

39.	Within 30 days of the date of service of the Notice of Sale and against the Accepting Member paying to the Seller the required sale consideration and doing all things necessary to be done by the Accepting Member to complete the sale and purchase of the Sale Shares, the Seller must give the Accepting Member a share transfer form of the relevant number of Sale Shares (free of any Security Interest) signed by the Seller.

40.	The Seller must give the Accepting Member the share certificates for the Sale Shares at the same time as it gives the Accepting Member a share transfer form under Article 39. The Seller and the Accepting Member will procure that a Board Meeting is held to approve the transfer on the date of the transfer and will procure that any Directors appointed by them vote in favour of the transfer.

41.	Immediately on the transfer of the Sale Shares, the Seller must procure that any Directors it has appointed to the Board of the Company resign with immediate effect.

42.	If an offer is not received from the Other Member under Article 37 to purchase all the Sale Shares, or an Accepting Member defaults in paying for the Sale Shares in accordance with Article 39, then the Seller may subject to Articles 43, 44, 46, 47, 48 and 49, offer to sell the Sale Shares to any third party buyer in accordance with these Articles.

43.	For the purpose of Article 42, the Seller may only sell to a third party who, with it’s Affiliates, has a net tangible asset value at the relevant time of not less than HK$500 million (five hundred million Hong Kong dollars) or, if the third party buyer is listed on a Stock Exchange, then a third party buyer with a market capitalisation of one billion Hong Kong dollars or more.

44.	The Seller must not sell the Sale Shares for a lower price than that specified in the Notice of Sale or otherwise on more beneficial terms.

45.	The Seller must give a copy of any agreement (if any) with the third party buyer relating to the Sale Shares to the Other Member within 3 days of signing the agreement.

46.	If the Seller does not sell the Sale Shares within 90 days of service of the Notice of Sale it may not sell those Sale Shares without complying again with these Articles.

47.	If either (i) the Other Member elects not to offer to purchase the Sales Shares under Article 37 or (ii) the Acceptance Period expires without the Other Member offering to purchase the Sale Shares under Article 37, then the Other Member may give a notice (a “Tag Along Notice”) to the Seller within the Tag Along Period that it wishes to sell to the third party buyer the same proportion of its Shares as the number of Shares to be sold by the Seller bears to the total number of Shares held by the Seller.

48.	If a Tag Along Notice is given, the Seller may only sell any number of the Sale Shares to the proposed buyer if the Seller procures that the proposed buyer purchases from the Other Member (who has given a Tag Along Notice) the same proportion of its Shares as the number of Sale Shares bears to the total number of Shares held by the Seller on the same terms and conditions as the proposed buyer purchases any of the Sale Shares from the Seller.

49.	For the avoidance of doubt, if the proposed buyer does not purchase the Shares referred to in any Tag Along Notice the Seller may not sell any of the Sale Shares to the proposed buyer which would otherwise be acquired under Articles 47, 48 and 49.

50.	If any consents are required from any third party or Government Agency in connection with the transfer of Shares (not arising from the status or circumstances of the transferors), then each Member and the Directors will use their best endeavours (which phrase will not require a party to expend money) to ensure that such consents are obtained in a timely manner and any time periods for the purchase of Shares referred to in these Articles will be extended by such period as necessary to obtain such consents (not to exceed 30 days in any event).

51.	Subject to any applicable laws, the Directors shall not register the transfer of any Shares if the terms of these Articles have not been complied with and any purported Disposal in breach of these Articles is void.

52.	The instrument of transfer of any Share shall be in any usual or common form or such other form as the Directors may, in their absolute discretion, approve and be executed by or on behalf of the transferor and if in respect of a nil or partly paid up Share, or if so required by the Directors, shall also be executed on behalf of the transferee. The transferor shall be deemed to remain a holder of the Share until the name of the transferee is entered in the Register of Members in respect thereof.

EVENT OF DEFAULT

53.	If an Event of Default occurs with respect to a Defaulting Member, the Non-Defaulting Member may give the Defaulting Member a notice (“Default Notice”) within 30 days of becoming aware of the Event of Default requiring the appointment of the Independent Expert to determine the Fair Market Value of the Company in accordance with Articles 54 to 61.

54.	A Default Notice must be given to the Defaulting Member and the Company.

55.	Within 5 Business Days after the Non-Defaulting Member serves a Default Notice on the Defaulting Member, the Members must appoint an Independent Expert to determine the Fair Market Value of the Company (on the basis of the principles set out in Attachment D to the Shareholders’ Deed).

56.	If the Members cannot agree on the identity of the Independent Expert within the time period referred to in Article 55 above, either Member may request the President of the Institute of Certified Public Accountants in Hong Kong to appoint the Independent Expert.

57.	The Independent Expert will issue a certificate to both Members specifying the Fair Market Value of the Company as soon as reasonably practicable but in any event within 30 days of its appointment (the “Determination Date”).

58.	The parties must promptly provide all information and assistance reasonably requested by the Independent Expert.

59.	The Fair Market Value per Share shall be the total aggregate amount of the Independent Expert’s valuation of the Company divided by the total aggregate number of Shares.

60.	Any valuation by the Independent Expert is conclusive and binding on the Members in the absence of manifest error. The Independent Expert is appointed as an expert, not as an arbitrator. Each Member shall be entitled to make representations to the Independent Expert as to the appropriate Fair Market Value of the Company.

61.	The costs of the Independent Expert shall be borne by the Defaulting Member.

62.	The Defaulting Member shall give to the Non-Defaulting Member on the Determination Date:

(a)	a non-tradeable call option (the “Call Option”) exercisable for 120 days after the Determination Date to purchase all (and not some) of the Defaulting Member’s Shares at a purchase price equal to 90% of the Fair Market Value of those Shares as of the Determination Date; and

(b)	a non-tradeable put option (the “Put Option”) exercisable for 120 days after the Determination Date to sell all (and not some) of the Non-Defaulting Member’s Shares to the Defaulting Member at a purchase price equal to 110% of the Fair Market Value of those Shares, as of the Determination Date.

63.	Within 30 days of the exercise of the Call Option or the Put Option (as the case may be) the transferring Member (the “Transferor”) must sell to the transferee Member or its nominee (the “Transferee”) all of its Shares and the Transferee must purchase those Shares at the price determined under these Articles.

64.	The Transferor will warrant in favour of the Transferee, such warranty to be set out in the relevant share transfer forms transferring the Shares, that the Transferor transfers to the Transferee clear and unencumbered legal title to and beneficial ownership of the Shares being transferred (the “Transfer Securities”), free of any Security Interests or third party rights.

65.	The purchase price payable for the Transfer Securities is payable in Immediately Available Funds on the closing of the purchase and sale, which must take place on the day which is 15 Business Days after the date of exercise of the Call Option or the Put Option (as the case may be).

66.	At the closing of the purchase and sale, the Transferor must deliver to the Transferee:

(a)	the share certificates and executed share transfer forms for the Transfer Securities;

(b)	a written resignation from each Director of the Company appointed by the Transferor as the Transferor’s nominees on the Board; and

(c)	a duly executed notice appointing the Transferee as the Transferor’s proxy in respect of the Transfer Securities until such time as those Shares are registered in the name of the Transferee.

67.	If any consents are required from any third party or Government Agency in connection with the transfer of Shares (not arising from the status or circumstances of the transferors), then each Member must use its best endeavours (which phrase will not require a Member to expend money) to ensure that such consents are obtained in a timely manner and any time periods for the purchase of Shares will be extended by such period as necessary to obtain such consents (not to exceed 30 days in any event).

TRANSMISSION OF SHARES

68.	The legal personal representative of a deceased sole holder of a Share shall be the only person recognised by the Company as having any title to the Share. In the case of a Share registered in the name of two or more holders, the survivors or survivor, or the legal personal representatives of the deceased survivor, shall be the only person recognised by the Company as having any title to the Share.

69.	Any person becoming entitled to a Share in consequence of the death or bankruptcy of a Member shall upon such evidence being produced as may from time to time be required by the Directors, have the right either to be registered as a Member in respect of the Share or, instead of being registered himself, to make such transfer of the Share as the deceased or bankrupt person could have made; but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the deceased or bankrupt person before the death or bankruptcy.

70.	A person becoming entitled to a Share by reason of the death or bankruptcy of the holder shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered holder of the Share, except that he shall not, before being registered as a Member in respect of the Share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company.

ALTERATION OF CAPITAL

71.	The Company may from time to time by Special Resolution increase the share capital by such sum, to be divided into Shares of such classes and amount, as the resolution shall prescribe.

72.	Subject to Articles 82 and 140, the Company may by Special Resolution:

(a)	consolidate and divide all or any of its share capital into Shares of a larger amount than its existing Shares;

(b)	convert all or any of its paid up Shares into stock and reconvert that stock into paid up Shares of any denomination;

(c)	subdivide its existing Shares, or any of them into Shares of a smaller amount provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced Share shall be the same as it was in case of the Share from which the reduced Share is derived;

(d)	cancel any Shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the Shares so cancelled.

73.	Subject to Articles 82 and 140, the Company may by Special Resolution reduce its share capital and any capital redemption reserve in any manner authorised by law.

REDEMPTION AND PURCHASE OF OWN SHARES

74.	Subject to the provisions of the Companies Law and Articles 82 and 140, the Company may:

(a)	issue Shares on terms that they are to be redeemed or are liable to be redeemed at the option of the Company or the Member on such terms and in such manner as the Directors may, before the issue of such Shares, determine;

(b)	purchase its own Shares (including any redeemable Shares) on such terms and in such manner as the Directors may determine and agree with the Member; and

(c)	make a payment in respect of the redemption or purchase of its own Shares otherwise than out of profits or the proceeds of a fresh issue of Shares.

75.	Any Share in respect of which notice of redemption has been given shall not be entitled to participate in the profits of the Company in respect of the period after the date specified as the date of redemption in the notice of redemption.

76.	The redemption or purchase of any Share shall not be deemed to give rise to the redemption or purchase of any other Share.

77.	The Directors may when making payments in respect of redemption or purchase of Shares, if authorised by the terms of issue of the Shares being redeemed or purchased or with the agreement of the holder of such Shares, make such payment either in cash or in specie.

GENERAL MEETINGS

78.	The Directors may, whenever they think fit, convene a general meeting of the Company.

79.	General meetings shall also be convened on the written requisition of any Member or Members entitled to attend and vote at general meetings of the Company who hold not less than 10 per cent of the paid up voting share capital of the Company deposited at the registered office of the Company specifying the objects of the meeting for a date no later than 21 days from the date of deposit of the requisition signed by the requisitionists, and if the Directors do not convene such meeting for a date not later than 45 days after the date of such deposit, the requisitionists themselves may convene the general meeting in the same manner, as nearly as possible, as that in which general meetings may be convened by the Directors, and all reasonable expenses incurred by the requisitionists as a result of the failure of the Directors to convene the general meeting shall be reimbursed to them by the Company.

80.	If at any time there are no Directors, any two Members (or if there is only one Member then that Member) entitled to vote at general meetings of the Company may convene a general meeting in the same manner as nearly as possible as that in which meetings may be convened by the Directors.

NOTICE OF GENERAL MEETINGS

81.	At least ten Business Days notice counting from the date service is deemed to take place as provided in these Articles specifying the place, the day and the hour of the meeting and the business and resolutions to be considered, shall be given in the manner hereinafter provided to such persons as are, under these Articles, entitled to receive such notices from the Company, but with the consent of all the Members entitled to receive notice of some particular meeting and attend and vote thereat, that meeting may be convened by such shorter notice or without notice and in such manner as those Members may think fit.

PROCEEDINGS AT GENERAL MEETINGS

82.	All business carried out at a general meeting shall be decided by Ordinary Resolution provided that a Special Resolution shall be required to:

(a)	appoint a liquidator to the Company or propose a winding up of the Company;

(b)	amend or replace these Memorandum and Articles of Association;

(c)	approve a scheme of arrangement to merge or amalgamate the Company with another company;

(d)	change the name of the Company;

(e)	effect any capital reduction or buy back of Shares by the Company; or

(f)	give effect to any matter set out in Article 140 where the approval of Members (rather than Directors) is required by law to give effect to such matter.

To the extent that a Member vote is required in relation to a Subsidiary of the Company, the Members shall cast their votes to ensure that the business of such Subsidiary is conducted in accordance with the procedures, principles and purposes of any agreements between PBL and Melco from time to time relating to the operation of a Subsidiary.

83.	No business shall be transacted at any general meeting and/or resolution passed without the consent of all Members entitled to receive notice of that meeting unless notice of such business and/or resolution has been given in the notice convening that meeting.

84.	No business other than the election of a chairman and the adjournment of a meeting shall be transacted at any general meeting unless a quorum of Members is present at the time when the meeting proceeds to business and remains present throughout the meeting. Save as otherwise provided by these Articles, one Class A Member and one Class B Member present in person or by proxy shall be a quorum.

85.	If within half an hour from the time appointed for the meeting a quorum is not present, the meeting, shall stand adjourned to the same day in the next week, at the same time and place, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting the Member or Members present and entitled to vote shall be a quorum provided that the matters listed in Article 82 will still require the affirmative vote of at least two-thirds of the Members (whether attending the adjourned meeting or not). Only matters listed for discussion in the notice of the original meeting may be considered at such adjourned meeting unless the Members (whether attending the adjourned meeting or not) unanimously agree otherwise.

86.	If the Directors wish to make this facility available to Members for a specific or all general meetings of the Company, a Member may participate in any general meeting of the Company, by means of a telephone or other method of audio or audio visual communication by way of which all persons participating in such meeting can hear each other and such participation shall be deemed to constitute presence in person at the meeting. A meeting by telephone or other method of audio or audio visual communication shall be taken to be held at the place determined by the chairman of the meeting provided that at least one of the Members involved was at that place for the duration of the meeting.

87.	The chairman of the Board of Directors shall preside as chairman at every general meeting of the Company.

88.	If there is no such chairman, or if at any general meeting he is not present within fifteen minutes after the time appointed for holding the meeting or is unwilling to act as chairman, the Members present shall choose one of their number to be chairman of that meeting.

89.	The chairman may with the consent of any general meeting at which a quorum is present (and shall if so directed by the meeting) adjourn a meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a meeting is adjourned for 14 days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Save as aforesaid it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.

90.	At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands, unless a poll is (before or on the declaration of the result of the show of hands) demanded by one or more Members present in person or by proxy entitled to vote, and unless a poll is so demanded, a declaration by the chairman that a resolution has, on a show of hands, been carried, or carried unanimously, or by a particular majority, or lost, and an entry to that effect in the book of the proceedings of the Company, shall be conclusive evidence of the fact, without proof of the number or proportion of the votes recorded in favour of, or against, that resolution.

91.	If a poll is duly demanded it shall be taken in such manner as the chairman directs, and the result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

92.	In the case of an equality of votes, whether on a show of hands or on a poll, the chairman of the meeting at which the show of hands takes place or at which the poll is demanded, shall not be entitled to a second or casting vote.

93.	A poll demanded on the election of a chairman of the meeting or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time as the chairman of the meeting directs.

VOTES OF MEMBERS

94.	Subject to any rights and restrictions for the time being attached to any class or classes of Shares, on a show of hands every Member present in person and every person representing a Member by proxy shall at a general meeting of the Company have one vote and on a poll every Member and every person representing a Member by proxy shall have one vote for each Share of which he or the person represented by proxy is the holder.

95.	In the case of joint holders the vote of the senior who tenders a vote whether in person or by proxy shall be accepted to the exclusion of the votes of the joint holders and for this purpose seniority shall be determined by the order in which the names stand in the Register of Members.

96.	A Member of unsound mind, or in respect of whom an order has been made by any court having jurisdiction in lunacy, may vote, whether on a show of hands or on a poll, by his committee, or other person in the nature of a committee appointed by that court, and any such committee or other person may vote by proxy.

97.	No Member shall be entitled to vote at any general meeting unless all calls or other sums presently payable by him in respect of Shares carrying the right to vote held by him have been paid.

98.	On a poll votes may be given either personally or by proxy.

99.	The instrument appointing a proxy shall be in writing under the hand of the appointor or of his attorney duly authorised in writing or, if the appointor is a corporation, either under seal or under the hand of an officer or attorney duly authorised. A proxy need not be a Member.

100.	An instrument appointing a proxy may be in any usual or common form or such other form as the Directors may approve.

101.	The instrument appointing a proxy shall be deemed to confer authority to demand or join in demanding a poll.

102.	A resolution in writing signed by all the Members for the time being entitled to receive notice of and to attend and vote at general meetings (or being corporations by their duly authorised representatives) shall be as valid and effective as if the same had been passed at a general meeting of the Company duly convened and held.

CORPORATIONS ACTING BY REPRESENTATIVES AT MEETINGS

103.	Any corporation which is a Member or a Director may by resolution of its directors or other governing body authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members or of the Board of Directors or of a committee of Directors, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were an individual Member or Director.

DIRECTORS

104.	The name of the first Director(s) shall either be determined in writing by a majority (or in the case of a sole subscriber that subscriber) of, or elected at a meeting of, the subscribers of the Memorandum of Association.

105.	The Class A Member shall have the right to appoint up to four persons to be the Class A Directors.

106.	The Class B Member shall have the right to appoint up to four persons to be the Class B Directors.

107.	Subject to the provisions of these Articles, a Director shall hold office until such time as he is removed from office by the Member appointing him.

108.	The Company may by unanimous resolution of the Members from time to time fix the maximum and minimum number of Directors to be appointed but unless such number is fixed as aforesaid the number of Directors shall be eight.

109.	The remuneration of the Directors may be determined by the Board of Directors or by the Company by Special Resolution.

110.	There shall be no shareholding qualification for Directors unless determined otherwise by the Company by Special Resolution.

ALTERNATE DIRECTOR

111.	Any Director may in writing appoint another person to be his alternate to act in his place at any meeting of the Directors at which he is unable to be present and to sign written resolutions on behalf of such Director. Every such alternate shall be entitled to notice of meetings of the Directors and to attend and vote thereat as a Director when the person appointing him is not personally present and where he is a Director to have a separate vote on behalf of the Director he is representing in addition to his own vote. A Director may at any time in writing revoke the appointment of an alternate appointed by him. Such alternate shall not be an officer of the Company and shall be deemed to be the agent of the Director appointing him. The remuneration of such alternate shall be payable out of the remuneration of the Director appointing him and the proportion thereof shall be agreed between them.

POWERS AND DUTIES OF DIRECTORS

112.	Subject to the provisions of the Companies Law, these Articles and to any resolutions made in a general meeting, the business of the Company shall be managed by the Directors, who may pay all expenses incurred in setting up and registering the Company and may exercise all powers of the Company. No resolution made by the Company in general meeting shall invalidate any prior act of the Directors which would have been valid if that resolution had not been made.

113.	The Directors may appoint a Secretary (and if need be an Assistant Secretary or Assistant Secretaries) who shall hold office for such term, at such remuneration and upon such conditions and with such powers as they think fit. Any Secretary or Assistant Secretary so appointed by the Directors may be removed by the Directors.

114.	The Directors may from time to time and at any time by power of attorney appoint any company, firm or person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys of the Company for such purposes and with such powers, authorities and discretion (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such power of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Directors may think fit, and may also authorise any such attorney to delegate all or any of the powers, authorities and discretion vested in him.

115.	Subject to a Director’s fiduciary and legal duties, a Director is entitled to pay attention to and have special regard for the interests of the Member by or on behalf of whom he was appointed in exercising his rights, powers and duties as a Director.

116.	Subject to these Articles, the Directors may from time to time provide for the management of the affairs of the Company in such manner as they shall think fit and the provisions contained in the three next following Articles shall not limit the general powers conferred by this Article.

117.	The Board may by unanimous resolution appoint a Chief Executive Officer and Chief Financial Officer to manage and generally administer the Company in accordance with the Business Plan and the Budget and at the direction of the Board.

118.	Subject to Article 140, the Directors from time to time and at any time may establish other committees, local boards or agencies for managing any of the affairs of the Company and may appoint any persons to be members of such committees or local boards and may appoint any managers or agents of the Company and may fix the remuneration of any such persons.

119.	Subject to Article 140, the Directors from time to time and at any time may delegate to any such committee, local board, manager or agent any of the powers, authorities and discretions for the time being vested in the Directors and may authorise the members for the time being of any such local board, or any of them to fill any vacancies therein and to act notwithstanding vacancies and any such appointment or delegation may be made on such terms and subject to such conditions as the Directors may think fit and the Directors may at any time remove any person so appointed and may annul or vary any such delegation, but no person dealing in good faith and without notice of any such annulment or variation shall be affected thereby.

120.	Any such delegates as aforesaid may be authorised by the Directors to subdelegate all or any of the powers, authorities, and discretion for the time being vested in them.

BORROWING POWERS OF DIRECTORS

121.	Subject to Article 140, the Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof, to issue debentures, debenture stock and other securities whenever money is borrowed or as security for any debt, liability or obligation of the Company or of any third party.

THE SEAL

122.	The Seal shall not be affixed to any instrument except by the authority of a resolution of the Board of Directors provided always that such authority may be given prior to or after the affixing of the Seal and if given after may be in general form confirming a number of affixings of the Seal. The Seal shall be affixed in the presence of a Director or a Secretary (or an Assistant Secretary) or in the presence of any one or more persons as the Directors may appoint for the purpose and every person as aforesaid shall sign every instrument to which the Seal is so affixed in their presence.

123.	The Company may maintain a facsimile of the Seal in such countries or places as the Directors may appoint and such facsimile Seal shall not be affixed to any instrument except by the authority of a resolution of the Board of Directors provided always that such authority may be given prior to or after the affixing of such facsimile Seal and if given after may be in general form confirming a number of affixings of such facsimile Seal. The facsimile Seal shall be affixed in the presence of such person or persons as the Directors shall for this purpose appoint and such person or persons as aforesaid shall sign every instrument to which the facsimile Seal is so affixed in their presence and such affixing of the facsimile Seal and signing as aforesaid shall have the same meaning and effect as if the Seal had been affixed in the presence of and the instrument signed by a Director or a Secretary (or an Assistant Secretary) or in the presence of any one or more persons as the Directors may appoint for the purpose.

124.	Notwithstanding the foregoing, a Secretary or any Assistant Secretary shall have the authority to affix the Seal, or the facsimile Seal, to any instrument for the purposes of attesting authenticity of the matter contained therein but which does not create any obligation binding on the Company.

REMOVAL OF DIRECTORS

125.	The office of Director shall be vacated, if the Director:

(a)	becomes bankrupt or makes any arrangement or composition with his creditors;

(b)	dies or is found to be or becomes of unsound mind;

(c)	resigns his office by notice in writing to the Company; or

(d)	is removed from office by the Member who appointed him.

PROCEEDINGS OF DIRECTORS

126.	The Directors shall meet together (either within or without the Cayman Islands) at least four times in each Financial Year unless the Directors unanimously agree otherwise. Each Director shall receive at least ten Business Days notice of a meeting unless the Directors unanimously agree otherwise. Only matters listed for discussion in the notice of the meeting may be considered at the meeting unless the Directors (whether attending or not) unanimously agree otherwise.

127.	Subject to Article 144, each Director is entitled to one vote provided that:

(a)	the Class A Directors who are present (whether in person or by alternate) are collectively entitled to exercise and unless the contrary is shown shall be deemed to have exercised a number of votes equal to the total number of Class A Directors which may be appointed by the Class A Member whether or not all the Class A Directors are present or appointed; and

(b)	the Class B Directors who are present (whether in person or by alternate) are collectively entitled to exercise and unless the contrary is shown shall be deemed to have exercised a number of votes equal to the total number of Class B Directors which may be appointed by the Class B Member, whether or not all the Class B Directors are present or appointed.

128.	Except as provided in Article 140, questions arising at any meeting shall be decided by a simple majority vote. In case of an equality of votes the chairman shall not have a second or casting vote. A Director may at any time summon a meeting of the Directors.

129.	If the Directors cannot agree in respect of any matter reserved for Board decision under these Articles or by law then if such deadlock continues for a period of 90 days without resolution, either Member may, notwithstanding that the period referred to in Article 35 has not expired, exercise its rights to dispose of its Shares in accordance with these Articles.

130.	A Director or Directors may participate in any meeting of the Board of Directors, or of any committee appointed by the Board of Directors of which such Director or Directors are members, by means of telephone or other method of audio or audio visual communication by way of which all persons participating in such meeting can hear each other and such participation shall be deemed to constitute presence in person at the meeting. A meeting by telephone or other method of audio or audio visual communication shall be taken to be held at the place determined by the chairman of the meeting provided that at least one of the Directors involved was at that place for the duration of the meeting.

131.	The quorum necessary for the transaction of the business of the Directors shall be one Class A Director and one Class B Director. A Director represented by an Alternate Director at any meeting shall be deemed to be present for the purposes of determining whether or not a quorum is present provided that the matters listed in Article 140 will still require the affirmative vote of at least two-thirds of the Directors (whether attending the meeting or not).

132.

If within half an hour from the time appointed for the meeting a quorum is not present, the meeting shall stand adjourned to the same day in the next week, at the same time and place unless otherwise determined by the Board, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting the Director or Directors present and entitled to vote shall be a quorum provided that the matters listed in Article 140 will still require the affirmative vote of at least two-thirds of the Directors (whether attending the adjourned meeting or not). Only matters listed for discussion in the notice of the original meeting may be considered at such adjourned meeting unless the Directors (whether attending the adjourned meeting or not) unanimously agree otherwise.

133.	Subject to Articles 140 and 144, a Director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with the Company shall declare the nature of his interest at a meeting of the Directors. A general notice given to the Board of Directors by any Director to the effect that he is a member of any specified company or firm and is to be regarded as interested in any contract which may thereafter be made with that company or firm shall be deemed a sufficient declaration of interest in regard to any contract so made. A Director may vote in respect of any contract or proposed contract or arrangement notwithstanding that he may be interested therein and if he does so his vote shall be counted and he may be counted in the quorum at any meeting of the Directors at which any such contract or proposed contract or arrangement shall come before the meeting for consideration.

134.	Subject to Article 140 and 144, a Director may hold any other office or place of profit under the Company (other than the office of auditor) in conjunction with his office of Director for such period and on such terms (as to remuneration and otherwise) as the Directors may determine and no Director or intending Director shall be disqualified by his office from contracting with the Company either with regard to his tenure of any such other office or place of profit or as vendor, purchaser or otherwise, nor shall any such contract or arrangement entered into by or on behalf of the Company in which any Director is in any way interested, be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or arrangement by reason of such Director holding that office or of the fiduciary relation thereby established. A Director, notwithstanding his interest, may be counted in the quorum present at any meeting of the Directors whereat he or any other Director is appointed to hold any such office or place of profit under the Company or whereat the terms of any such appointment are arranged and he may vote on any such appointment or arrangement.

135.	Subject to Article 140, any Director may act by himself or his firm in a professional capacity for the Company, and he or his firm shall be entitled to remuneration for professional services as if he were not a Director; provided that nothing herein contained shall authorise a Director or his firm to act as auditor to the Company.

136.	The Directors shall cause minutes to be made in books or loose-leaf folders provided for the purpose of recording:

(a)	all appointments of officers made by the Directors;

(b)	the names of the Directors present at each meeting of the Directors and of any committee of the Directors;

(c)	all resolutions and proceedings at all meetings of the Company, and of the Directors and of committees of Directors.

137.	When the chairman of a meeting of the Directors signs the minutes of such meeting as approved by the Board those minutes shall be presumptive proof (subject to rebuttal) of the contents of the resolutions and matters discussed at such meeting.

138.	A resolution signed by all the Directors shall be as valid and effectual as if it had been passed at a meeting of the Directors duly called and constituted. When signed a resolution may consist of several documents each signed by one or more of the Directors.

139.	The Class A Member may appoint the first chairman of Board and such person shall hold office for a period of 12 months from the Commencement Date or until he resigns or is removed by the Members appointing him. At the expiry of such period the Class B Member may appoint the next chairman of the Board for a period of 12 months or until he resigns or is removed by the Member appointing him. Following the expiry of such further 12 month period the chairman shall again be appointed by the Class A Member and the right shall alternate between the 2 classes on a 12 month basis for as long as the Company shall continue. If no such chairman is elected, or if at any meeting the chairman (or his duly appointed alternate) is not present within fifteen minutes after the time appointed for holding the meeting, the Directors present may choose one of their number to be chairman of the meeting by a simple majority vote.

RESTRICTIONS ON THE POWERS OF THE BOARD

140.	A resolution of the Board which concerns any of the following matters is only valid if two thirds of the Directors validly appointed and entitled to vote at the date of the Board meeting (or their Alternates) vote in favour of that resolution.

Constitution

(a)	the recommendation to the Members to modify or repeal these Memorandum and Articles of Association;

(b)	the appointment or removal of any Director except as provided in Article 107 and 125;

(c)	the creation of a committee of the Board or delegation of any powers of the Board;

(d)	the payment of any fees or other remuneration to a Director other than under any service agreement with the Company;

Major Strategic

(e)	the adoption of a Business Plan for the Company or the authorisation of any change to, or deviation from, a Business Plan in any material respect;

(f)	any material change in the nature or scope of the business of the Company, the cessation of the business of the Company or the entry into any new business other than the Business, except as approved in a Business Plan;

(g)	the terms of any merger or amalgamation of the Company with any other company whether or not in accordance with the Business Plan;

(h)	the entry into by the Company, or the amendment, release or termination of, any joint venture, partnership, agency or similar arrangement of any kind with any person;

(i)	the disposal of any assets of the Company or the Shares in any Subsidiary of the Company in any Financial Year with a book value or market value of more than US$1,000,000 (otherwise than in accordance with the Business Plan);

(j)	any application to a Stock Exchange for:

(i)	admission of the Company to the official list of a Stock Exchange; and

(ii)	official quotation of the Shares in the Company on that Stock Exchange;

Major Financial

(k)	the adoption of or change to any dividend policy or the declaration or payment of any dividend by the Company other than in accordance with any adopted dividend policy, except as approved in the Business Plan and/or Budget (with the parties acknowledging that it is the intention of the parties that any free cash flow of the Company should be distributed to the Members);

(l)	the making by the Company of any capital distribution or capitalisation of any profits or the creation of, or transfer to, any reserve account;

(m)	the acquisition by the Company of any Securities from any third party for a consideration of more than US$1,000,000, except as approved in a Business Plan and/or Budget;

(n)	the incurring of capital or operating expenditure of more than US$1,000,000 by the Company in a Financial Year, except as approved in a Business Plan and/or Budget;

(o)	the entry into by the Company of any agreement or arrangements, which alone or together with any other associated agreement or arrangement:

(i)	is for a duration of more than 3 years;

(ii)	involving the Company in a liability (actual or contingent) for an amount of more than US$1,000,000; or

(iii)	is outside the ordinary course of business, except as approved in the Business Plan and/or Budget.

(p)	the appointment or removal of the Auditor;

(q)	the establishment of or any change in a material respect to the accounting policies or practices or financial reporting system of the Company;

(r)	the adoption or change of the Financial Year for the Company;

(s)	the issue or offer or agreement to issue any Securities of the Company;

(t)	any recommendation to Members to change any rights attaching to any class of Securities of the Company;

(u)	any buy back, redemption or cancellation of any Securities of the Company, or reduction, split, consolidation or other reconstruction of the share capital of the Company, to the extent such action is under the control of the Directors and to the extent that such action requires the consent of Members, any proposal to the Members in relation to obtaining such consent;

(v)	the establishment by the Company of a pension scheme for employees or a scheme covering superannuation generally, other than schemes prescribed by law;

(w)	the borrowing, raising or receiving of any financial accommodation (including to or from any Member) by the Company, or the making of any material unscheduled repayments of any financial accommodation, except to the extent approved in a Business Plan and/or Budget;

(x)	the provision by the Company of any financial accommodation to any person, other than in the ordinary course of the Business;

(y)	the establishment by the Company of any new place of business;

(z)	the grant of a Security Interest over an asset of the Company otherwise than by operation of law;

(aa)	the giving by the Company of a guarantee, indemnity or other assurance for a debt or obligation of another person or about the financial condition of that person, or becoming liable under any of those things;

(bb)	except as contemplated by agreement with the Members and Company from time to time:

(i)	the entry into by the Company of any agreement or arrangement with any Member or with any Related Party or Affiliate of any Member or the Company, whether that agreement or arrangement is oral or in writing; or

(ii)	the amendment, release or termination of any agreement or arrangement with any Member or with any Related Party or Affiliate of any Member or the Company, whether that agreement or arrangement is oral or in writing;

(cc)	the commencement, defence, compromise or settlement by the Company of any litigation, arbitration, remediation or a similar procedure involving a claim of more than US$100,000 or the waiving or enforcement of any material rights of the Company in respect of such a claim;

(dd)	the establishment, implementation, amendment or termination of any share option plan, or the allocation of Securities under any share option plan;

(ee)	the purchase, disposal, lease by the Company of, or any other dealing by the Company in, any real property or any interest therein involving property with a value or commitment of more than US$1,000,000;

(ff)	the adoption of a Budget for the Company or the authorisation of any change to, or deviation from, a Budget in any material respect; and

(gg)	the appointment, removal or the making of any material alteration to the terms of employment of the Chief Executive Officer or Chief Financial Officer of the Company.

The Directors who are from time to time appointed to the Board may amend a financial limit in this Article by resolution passed unanimously at a duly convened Board meeting.

141.	To the extent that the Directors are required to vote in relation to a Subsidiary of the Company, the Directors shall cast their votes in accordance with clauses 5.3 and 5.5 of the Shareholders Deed, and to ensure that the business of such Subsidiary is conducted in accordance with the procedures, principles and purposes of any agreements between PBL and Melco from time to time relating to the operation of a Subsidiary.

NOTICE FROM A REGULATORY AUTHORITY

142.	In the event that:

(a)	a Regulatory Authority directs PBL, PBLSub or any other PBL Group Company in writing to terminate any Definitive Document or otherwise end its relationship with:

(i)	any Melco Group Company; or

(ii)	any person that has a (direct or indirect) contractual or other relationship (including, for the avoidance of doubt, any shareholding relationship or directorship) with any Melco Group Company; or

(b)	a Regulatory Authority makes any decision, which is communicated to PBL, PBLSub or any other PBL Group Company, which would, or which (in the reasonable opinion of PBL) would likely, have a material adverse effect on any of the rights or benefits of PBL, PBLSub or any other PBL Group Company either under any of the Definitive Documents or in respect of any other business carried on by PBL in respect of which the Regulatory Authority has or purports to have authority (a “PBL Regulatory Notice”), notwithstanding Article 35, PBLSub may serve a Notice of Sale on the Other Member in respect of all but not some only of its Shares (unless permitted by the PBL Regulatory Notice to dispose of some only of its Shares) and these Articles (other than Articles 35, 43, 47, 48 and 49) shall apply to such Notice of Sale and the sale by PBLSub of its Shares in the Company subject to the following:

(i)	where no material aspects of the business of the Group are carried on outside Macau S.A.R., then Article 35, 43, 47, 48 and 49 shall not apply to such sale; and

(ii)	where a material aspect of the business of the Group is carried on outside of Macau S.A.R., then Article 35 and Article 43 shall not apply to such sale but Articles 47, 48 and 49 shall apply to such sale.

For the purpose of this Article, a business will be deemed to be carried on and be regarded as material if:

(i)	it involves actual investment by the Group in excess of US$20,000,000; or

(ii)	the Group has a legally binding obligation to make an investment(s) in excess of US$20,000,000.

143.	In the event that:

(a)	a Regulatory Authority directs Melco, MelcoSub or any other Melco Group Company in writing to terminate any Definitive Document or otherwise end its relationship with:

(i)	any PBL Group Company; or

(ii)	any person that has a (direct or indirect) contractual or other relationship (including, for the avoidance of doubt, any shareholding relationship or directorship) with any PBL Group Company; or

(b)

a Regulatory Authority makes any decision, which is communicated to Melco, MelcoSub or any other Melco Group Company, which would, or which (in the reasonable opinion of Melco) would likely, have a material adverse effect on any of the rights or benefits of Melco, MelcoSub or any other Melco Group Company either under any of the Definitive

Documents or in respect of any other business carried on by Melco in respect of which the Regulatory Authority has or purports to have authority (a “Melco Regulatory Notice”),

notwithstanding Article 35, MelcoSub may serve a Notice of Sale on the Other Member in respect of all but not some only of its Shares (unless permitted by the Melco Regulatory Notice to dispose of some only of its Shares) and the Articles (other than Articles 35 and 43) shall apply to such Notice of Sale and the sale by MelcoSub of its Shares in the Company.

CONFLICT OF INTEREST

144.	For any matter before the Board which requires the Board to determine whether the Company should enforce a right against a Member (the “Respondent”), or any Affiliate or Related Party of the Respondent, in relation to, without limitation, a liability, loss, cost, charge or expense paid, suffered or incurred by the Company from an act or omission of that person then:

(a)	the Class A Directors and the Class B Directors will discuss the issue in good faith with a view to reaching an agreed solution;

(b)	if an agreed solution cannot be reached within a period of 60 days of the issue first being raised, then the matter will be referred to the respective Chief Executive Officer’s of Melco and PBL for consideration;

(c)	if the respective Chief Executive Officers of Melco and PBL cannot resolve the issue within 60 days of it being referred to them then any Director may convene a Board meeting to consider the issue and:

(i)	the quorum for that Board meeting shall be the presence of all Directors who were not appointed by the Respondent; and

(ii)	any resolution for dealing with that matter may be passed by the affirmative vote of all the Directors who were not appointed by the Respondent (who, having taken competent independent legal advice on behalf of the Company, must act in the best interests of the Company and without regard to the interests of their appointing Member) and any contrary vote by a Director appointed by the Respondent shall be disregarded.

DIVIDENDS

145.	Subject to Article 140 and any rights and restrictions for the time being attached to any class or classes of Shares, the Directors may from time to time declare dividends (including interim dividends) and other distributions on Shares in issue and authorise payment of the same out of the funds of the Company lawfully available therefor.

146.	Subject to any rights and restrictions for the time being attached to any class or classes of Shares, the Company by Special Resolution may declare dividends, but no dividend shall exceed the amount recommended by the Directors.

147.	The Directors may, before recommending or declaring any dividend, set aside out of the funds legally available for distribution such sums as they think proper as a reserve or reserves which shall, in the absolute discretion of the Directors be applicable for meeting contingencies, or for equalising dividends or for any other purpose to which those funds may be properly applied and pending such application may in the absolute discretion of the Directors, either be employed in the business of the Company or be invested in such investments (other than Shares) as the Directors may from time to time think fit.

148.	Any dividend may be paid by cheque sent through the post to the registered address of the Member or person entitled thereto, or in the case of joint holders, to any one of such joint holders at his registered address or to such person and such address as the Member or person entitled, or such joint holders as the case may be, may direct. Every such cheque shall be made payable to the order of the person to whom it is sent or to the order of such other person as the Member or person entitled, or such joint holders as the case may be, may direct.

149.	The Directors when paying dividends to the Members in accordance with the provisions of these Articles may make such payment either in cash or in specie.

150.	Subject to any rights and restrictions for the time being attached to any class or classes of Shares, all dividends shall be declared and paid according to the amounts paid on the Shares, but if and so long as nothing is paid up on any of the Shares dividends may be declared and paid according to the par value of the Shares. No amount paid on a Share in advance of calls shall, while carrying interest, be treated for the purposes of this Article as paid on the Share.

151.	If several persons are registered as joint holders of any Share, any of them may give effectual receipts for any dividend or other moneys payable on or in respect of the Share.

152.	No dividend shall bear interest against the Company.

ACCOUNTS AND AUDIT

153.	The Company must give each Member access to all information about its business and operations including, but not limited to, the following reports in reasonable detail:

(a)	as soon as practicable after the end of each month, but no later than 15 days after the end of each month:

(i)	an unaudited profit and loss statement and monthly cash flow statement of the Company for the month and for the current Financial Year to date;

(ii)	an unaudited balance sheet of the Company as at the end of the month; and

(iii)	comparisons to Budget of the Company and details of any proposed revision of the original Budget;

(b)	within 60 days after the end of each Financial Year, an audited profit and loss statement and balance sheet for that Financial Year for the Company;

(c)	within 60 days after the end of each Financial Year, an audited cash flow statement for that Financial Year for the Company; and

(d)	subject to Article 154, information requested by a Director to enable the Company or a Member to give to a Government Agency information required by that Government Agency at the cost of the Member.

154.	The Company must ensure that the accounts of the Company are audited annually in accordance with the Accounting Standards.

155.	Subject to the provision of reasonable prior notice, the Company must allow a Director or Member or a duly authorised representative of a Member to:

(a)	inspect property of the Company;

(b)	inspect and take copies of a document about the business of the Company, including its accounts; and

(c)	discuss the affairs, finances and accounts of the Company with the officers and auditor of the Company.

156.	The books of account shall be kept at the registered office of the Company, or at such other place or places as the Directors think fit, and shall always be open to the inspection of the Directors.

CAPITALISATION OF PROFITS

157.	Subject to the Companies Law, the Directors may, with the authority of a Special Resolution:

(a)	resolve to capitalise an amount standing to the credit of reserves (including a share premium account, capital redemption reserve and profit and loss account), whether or not available for distribution;

(b)	appropriate the sum resolved to be capitalised to the Members in proportion to the nominal amount of Shares (whether or not fully paid) held by them respectively and apply that sum on their behalf in or towards:

(i)	paying up the amounts (if any) for the time being unpaid on Shares held by them respectively, or

(ii)	paying up in full unissued Shares or debentures of a nominal amount equal to that sum,

and allot the Shares or debentures, credited as fully paid, to the Members (or as they may direct) in those proportions, or partly in one way and partly in the other, but the share premium account, the capital redemption reserve and profits which are not available for distribution may, for the purposes of this Article, only be applied in paying up unissued Shares to be allotted to Members credited as fully paid;

(c)	make any arrangements they think fit to resolve a difficulty arising in the distribution of a capitalised reserve and in particular, without limitation, where Shares or debentures become distributable in fractions the Directors may deal with the fractions as they think fit;

(d)	authorise a person to enter (on behalf of all the Members concerned) into an agreement with the Company providing for either:

(i)	the allotment to the Members respectively, credited as fully paid, of Shares or debentures to which they may be entitled on the capitalisation, or

(ii)	the payment by the Company on behalf of the Members (by the application of their respective proportions of the reserves resolved to be capitalised) of the amounts or part of the amounts remaining unpaid on their existing Shares, and any such agreement made under this authority being effective and binding on all those Members; and

(e)	generally do all acts and things required to give effect to the resolution.

SHARE PREMIUM ACCOUNT

158.	The Directors shall in accordance with Section 34 of the Companies Law establish a share premium account and shall carry to the credit of such account from time to time a sum equal to the amount or value of the premium paid on the issue of any Share. Any cash contributions made by a Member from time to time which is not made in return for the issue of further Shares to such Member shall be treated as share premium attributable to the relevant Member’s existing Shares.

159.	There shall be debited to any share premium account on the redemption or purchase of a Share the difference between the nominal value of such Share and the redemption or purchase price provided always that at the discretion of the Directors such sum may be paid out of the profits of the Company or, if permitted by Section 37 of the Companies Law, out of capital.

NOTICES

160.	Any notice or other communication given under these Articles:

(a)	must be in legible writing and in English;

(b)	must be addressed to the addressee at the address or facsimile number most recently supplied to the Company;

(c)	must be signed by an authorised signatory or under the common seal of a sender which is a body corporate; and

(d)	is deemed to be received by the addressee in accordance with Article 161.

161.	A notice shall be deemed to be received.

(a)	if sent by hand, when delivered to the addressee;

(b)	if by post, 5 Business Days from and including the date of postage; or

(c)	if by facsimile transmission, on receipt by the sender of an acknowledgment or transmission report generated by the machine from which the facsimile was sent confirming that the facsimile has been successfully transmitted, but if the delivery or receipt is on a day which is not a Business Day or is after 4.00pm (addressee’s time) it is regarded as received at 9.00 am on the following Business Day.

162.	A facsimile transmission is regarded as legible unless the addressee telephones the sender within 2 hours after transmission is received or regarded as received under Article 161 and informs the sender that it is not legible.

163.	In these Articles a reference to an addressee includes a reference to an addressee’s Officers, agents or employees or a person reasonably believed by the sender to be an Officer, agent or employee of the addressee.

164.	Any Member present, either personally or by proxy, at any meeting of the Company shall for all purposes be deemed to have received due notice of such meeting and, where requisite, of the purposes for which such meeting was convened.

165.	Notice of every general meeting of the Company shall be given to:

(a)	all Members holding Shares with the right to receive notice and who have supplied to the Company an address for the giving of notices to them; and

(b)	every person entitled to a Share in consequence of the death or bankruptcy of a Member, who but for his death or bankruptcy would be entitled to receive notice of the meeting.

No other person shall be entitled to receive notices of general meetings.

INDEMNITY

166.	Every Director (including for the purposes of this Article any alternate Director appointed pursuant to the provisions of these Articles), Secretary, Assistant Secretary, or other officer for the time being and from time to time of the Company (but not including the Company’s auditors) and the personal representatives of the same shall be indemnified and secured harmless out of the assets and funds of the Company against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by him in or about the conduct of the Company’s business or affairs or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by him in defending (whether successfully or otherwise) any civil proceedings concerning the Company or its affairs in any court whether in the Cayman Islands or elsewhere.

167.	No such Director, alternate Director, Secretary, Assistant Secretary or other officer of the Company (but not including the Company’s auditors) shall be liable (a) for the acts, receipts, neglects, defaults or omissions of any other such Director or officer or agent of the Company or (b) for any loss on account of defect of title to any property of the Company or (c) on account of the insufficiency of any security in or upon which any money of the Company shall be invested or (d) for any loss incurred through any bank, broker or other similar person or (e) for any loss occasioned by any negligence, default, breach of duty, breach of trust, error of judgement or oversight on his part or (f) for any loss, damage or misfortune whatsoever which may happen in or arise from the execution or discharge of the duties, powers authorities, or discretions of his office or in relation thereto, unless the same shall happen through his own dishonesty.

NON-RECOGNITION OF TRUSTS

168.	No person shall be recognised by the Company as holding any Share upon any trust and the Company shall not, unless required by law, be bound by or be compelled in any way to recognise (even when having notice thereof) any equitable, contingent or future interest in any of its Shares or any other rights in respect thereof except an absolute right to the entirety thereof in each Member registered in the Register of Members.

WINDING UP

169.	If the Company shall be wound up the liquidator may, with the sanction of a Special Resolution of the Company divide amongst the Members in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may, for such purpose set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Members or different classes of Shares. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the contributories as the liquidator, with the like sanction shall think fit, but so that no Member shall be compelled to accept any Shares or other securities whereon there is any liability.

AMENDMENT OF ARTICLES OF ASSOCIATION

170.	Subject to the Companies Law and the rights attaching to the various classes of Shares, the Company may at any time and from time to time by Special Resolution alter or amend these Articles in whole or in part.

REGISTRATION BY WAY OF CONTINUATION

171.	The Company may by Special Resolution resolve to be registered by way of continuation in a jurisdiction outside the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing. In furtherance of a resolution adopted pursuant to this Article, the Directors may cause an application to be made to the Registrar of Companies to deregister the Company in the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing and may cause all such further steps as they consider appropriate to be taken to effect the transfer by way of continuation of the Company.